1510 West Loop South # Houston, Texas 77027 # Main
713/850-1010 # Exec. 713-386-7000 # Fax 713/386-7070

LANDRY’S RESTAURANTS, INC. (LNY/NYSE) ANNOUNCES
2004 HIGHLIGHTS PRIOR TO SG COWEN CONFERENCE

Houston, Texas (JANUARY 11, 2005)

Landry’s Restaurants, Inc. (NYSE: LNY – News), the second largest operator of casual dining seafood restaurants, announced today that revenues for 2004 are expected to be approximately $1.17 billion with flat same store sales for the year. When the Company reports its 2004 fourth quarter results in February 2005, as forecasted, same store sales are expected to be a negative 2% while quarterly profits are expected to be slightly above consensus estimates, excluding unusual charges approximating $14 million associated with the new $850 million financing which closed in December.

The Company will be presenting at the SG Cowen 3rd Annual Consumer Conference to be held in New York City on Wednesday, January 12, 2005 at 2:00 Eastern Time. The conference will be simultaneously web cast on the Internet at www.corporate-ir.net/media_files/Event/2005/jan/sgcowen/agenda/1.11.05.htm.

You may also locate the above listed webcast on the Landry’s Restaurants, Inc. website (www.landrysrestaurants.com), in the Corporate Relations section under Webcasts. The webcast will be available for two weeks following the presentation.

CONTACT:	Tilman J. Fertitta Chairman, President and C.E.O. (713) 850-1010 www.landrysrestaurants.com	Rick H. Liem Sr. Vice President and CFO (713) 850-1010 www.landrysrestaurants.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.